Exhibit 99.1

Biodesix Announces Third Quarter 2020 Results and Provides Corporate Update

Generates record quarterly revenue of $9.2 million

Raises net proceeds of $63 million through initial public offering

Adds to the significant and growing body of evidence demonstrating the clinical value of its portfolio of blood based diagnostic tests for lung disease

Boulder, CO, December 10, 2020 - Biodesix, Inc. a leading data-driven diagnostic solutions company with a focus in lung disease, today announced financial and operating results for the third quarter ended September 30, 2020 and provided a corporate update.

Third Quarter 2020 and Recent Highlights

•	Generated record quarterly revenue of $9.2 million for the third quarter ended September 30, 2020.

•	Completed initial public offering (IPO) that raised net proceeds of approximately $63 million after deducting offering costs, underwriting discounts and commissions.

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Announced a strategic partnership with the Big Ten Conference whereby Biodesix is conducting ddPCR™ COVID-19 validation testing and managing the onsite testing of rapid antigen SARS-CoV-2 testing for all student-athletes and staff personnel involved in close contact sports competition.

•

Published an extended analysis of data from the company’s Nodify XL2® lung nodule test in the American College of Chest Physicians (CHEST) Journal. The data demonstrate that all nodules in the study group that were established as benign after one year remained benign after two years, the guideline-recommended surveillance period to radiologically confirm a benign diagnosis.

•

Presented data from three studies at the American College of Chest Physicians (CHEST 2020) Annual Meeting highlighting the clinical value of the company’s Nodify XL2® and Nodify CDT™ lung nodule risk assessment tests.

“We recently achieved a very significant milestone with our IPO and transition to a public company,” stated Scott Hutton, Chief Executive Officer of Biodesix. “With the proceeds from the offering, we plan to continue to market our suite of commercially available diagnostic tests, including our Biodesix Lung Reflex® and Nodify Lung™ testing strategies, in addition to our COVID-19 testing, while also investing in the discovery, development, and validation of innovative new tests leveraging our proprietary AI-driven discovery platform.

“We continue to monitor the COVID-19 pandemic carefully in light of the recent surge in case counts around the country, and we are pleased to be able to play an important part in the fight against this dangerous virus through our WorkSafe testing program. To this point, our lung disease-focused core business continues to perform well even while healthcare facilities devote time and resources to combat COVID-19 and travel restrictions affect our commercial efforts. We believe this is a testament to the valuable clinical information that our tests provide along critical points of the lung disease care continuum,” concluded Mr. Hutton.

Financial Results

Revenue. Revenue for the three months ended September 30, 2020 was $9.2 million, as compared to $3.9 million for the comparable period in 2019, an increase of 133%. This increase was due to $5.5 million of revenue from our two COVID-19 diagnostic tests, partially offset by a modest decline in our non-COVID-19 diagnostic test volumes of $0.7 million as health care practitioners, including pulmonologists, were increasingly diverted to pandemic-related care. In addition, company sales efforts continued to be impacted by travel and other COVID-19 pandemic related restrictions. Revenue for the nine months ended September 30, 2020 was $18.5 million, as compared to $16.3 million for the comparable period in 2019, an increase of 14%.

Direct costs and expenses. Direct costs and expenses for the three months ended September 30, 2020 were $3.9 million, as compared to $1.5 million for the comparable period of 2019, an increase of 159%. Direct costs and expenses for the nine months ended September 30, 2020 were $7.3 million compared to $4.2 million for the nine months ended September 30, 2019, an increase of 73%. The increase in costs were primarily driven by the release of the company’s Nodify CDT™ test and its COVID-19 testing program in 2020.

Research and development. Research and development expenses for the three months ended September 30, 2020 were $2.7 million, as compared to $2.4 million for the comparable period in 2019, an increase of 15%. Research and development expenses for the nine months ended September 30, 2020 were $7.7 million, as compared to $8.0 million for the comparable period in 2019, a decrease of 3%.

Sales, marketing, general and administrative. Sales, marketing, general and administrative expenses for the three months ended September 30, 2020 were $7.9 million, as compared to $8.2 million for the comparable period in 2019, a decrease of 4%. Sales, marketing, general and administrative expenses for the nine months ended September 30, 2020 were $22.8 million, as compared to $24.1 million for the comparable period in 2019, a decrease of 5%. The decrease was driven by reductions in travel and related expenses as the COVID-19 pandemic reduced or eliminated the travel and related expenses.

Operating loss. Operating loss for the three months ended September 30, 2020 was $6.2 million, as compared to an operating loss of $9.0 million for the comparable period in 2019, a decrease of 31%. Operating loss for the nine months ended September 30, 2020 was $20.3 million, as compared to an operating loss of $23.2 million for the comparable period in 2019, a decrease of 13%. The decrease was due in part to higher revenue in the third quarter of 2020 as compared to the third quarter of 2019.

Net loss. Net loss for the three months ended September 30, 2020 was $8.9 million, as compared to $9.6 million for the comparable period in 2019, a decrease of 8%. Net loss for the nine months ended September 30, 2020 was $26.8 million, as compared to $24.2 million for the comparable period in 2019, an increase of 11%.

Cash and cash equivalents. As of September 30, 2020, the company held cash and cash equivalents of $6.3 million, as compared to $5.3 million as of December 31, 2019. Subsequent to the end of the third quarter, the company completed a successful initial public offering that raised net proceeds of approximately $63 million. As a result of the completion of the initial public offering, the company estimates that it has sufficient cash resources to meet its cash obligations through at least the next 12 months.

About Biodesix

Biodesix is a leading diagnostic company with a focus in lung disease. The company develops diagnostic tests addressing important clinical questions by combining multi-omics through the power of artificial intelligence. Biodesix is the first company to offer six non-invasive tests for patients with diseases of the lung. Biodesix launched the SARS-CoV-2 ddPCR™ test and the Platelia SARS-CoV-2 Total Ab in response to the global pandemic and virus that impacts the lung and causes COVID-19. The blood based Biodesix Lung Reflex® strategy for lung cancer patients integrates the GeneStrat® and VeriStrat® tests to support treatment decisions with results in 72 hours, expediting time to treatment. The blood based Nodify Lung™ nodule risk assessment testing strategy, consisting of the Nodify XL2® and the Nodify CDT™ tests, evaluates the risk of malignancy in incidental pulmonary nodules, enabling physicians to better triage patients to the most appropriate course of action. Biodesix also collaborates with many of the world’s leading biotechnology and pharmaceutical companies to solve complex diagnostic challenges in lung disease. For more information about Biodesix, visit biodesix.com.

Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Biodesix has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Forward-looking statements may include information concerning the impact of the COVID-19 pandemic on Biodesix and its operations, its possible or assumed future results of operations, including descriptions of its revenues, profitability, outlook and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Biodesix’s public filings with the Securities and Exchange Commission, including Biodesix’s final prospectus filed on October 29, 2020 under Rule 424(b)(4) in connection with the company’s initial public offering. Biodesix undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:

Media:

Jordona Jackson Smith for Biodesix

Jordona@jacksonbio.com

(805) 674-7347

Investors:

Jeremy Feffer

jeremy@lifesciadvisors.com

(212) 915-2568

Biodesix, Inc.

Consolidated Balance Sheet (unaudited)

(in thousands, except per share data)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$6,348	$5,286
Accounts receivable	5,396	5,292
Other current assets	6,405	2,122

Total current assets	18,149	12,700

Non-current assets
Property and equipment, net	3,005	2,120
Intangible assets, net	13,667	15,092
Deposits	95	90
Goodwill	11,631	11,631

Total non-current assets	28,398	28,933

Total assets	$46,547	$41,633

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,485	$1,717
Accrued liabilities	6,953	4,180
Deferred revenue	5,673	1,283
Convertible notes payable	26,600	12,159
Current portion of note payable	7,202	—
Put option liability	6,650	3,261

Total current liabilities	56,563	22,600
Non-current liabilities
Warrant liability	403	329
Other liabilities	392	358
Long-term notes payable	17,236	23,812
Paycheck protection program note payable	3,099	—
Contingent consideration	30,071	29,114

Total non-current liabilities	51,201	53,613

Total liabilities	107,764	76,213

Commitments and contingencies
Convertible Preferred stock
Convertible preferred stock, $0.001 par value, 185,432,719 (2020) and 174,237,067 (2019) authorized; 118,766,273 (2020 and 2019) issued and outstanding; liquidation preference of $202,582 (2020 and 2019)	193,959	193,959
Stockholders’ deficit
Common stock, $0.001 par value, 220,000,000 (2020) and 190,000,000 (2019) authorized; 289,508 (2020) and 254,918 (2019) issued and outstanding	2	1
Additional paid-in capital	2,503	2,324
Accumulated deficit	(257,681)	(230,864)

Total stockholders’ deficit	(255,176)	(228,539)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$46,547	$41,633

Biodesix, Inc.

Condensed Statements of Operations (unaudited)

(in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$9,193	$3,942	$18,528	$16,281
Operating expenses
Direct costs and expenses	3,891	1,503	7,346	4,244
Research and development	2,706	2,359	7,713	7,966
Sales, marketing, general and administrative	7,879	8,212	22,793	24,080
Accretion of contingent consideration	957	896	2,901	2,525
Change in fair value of contingent consideration	—	—	(1,944)	663

Total operating expenses	15,433	12,970	38,809	39,478

Loss from operations	(6,240)	(9,028)	(20,281)	(23,197)

Interest expense	(2,658)	(706)	(6,899)	(2,005)
Other income, net	53	133	363	1,001

Net loss	$(8,845)	$(9,601)	$(26,817)	$(24,201)

Net loss per share, basic and diluted	$(31.93)	$(39.35)	$(99.69)	$(103.87)
Weighted-average shares outstanding, basic and diluted	277	244	269	233